TRADE SECRET LICENSE AGREEMENT

THIS TRADE SECRET LICENSE AGREEMENT is made and entered into as of April 1, 2016 (“Effective Date”), by and between PURDUE RESEARCH FOUNDATION, a statutory body corporate formed and existing under the Indiana Foundation or Holding Companies Act of 1921 (“PRF”), and CANTABIO PHARMACEUTICALS INC., a Deleware corporation, (“LICENSEE”) collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, Purdue University researchers have, prior to the Effective Date, collaborated with LICENSEE in the characterization of certain small molecule compounds that bind DJ-1;

WHEREAS, the Purdue University Board of Trustees has, by general resolution and/or assignment, designated PRF to administer all matters pertaining to protection, use and commercialization of the intellectual property developed at Purdue University;

WHEREAS, LICENSEE desires to hereby enter into this Agreement whereby LICENSEE obtains rights to use the Trade Secret for commercial purposes; and

WHEREAS, PRF is willing to enter into this Agreement with LICENSEE, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1                     DEFINITIONS

The following terms as used herein shall have the following meaning:
1.1           “Affiliate”: Means any entity which controls, is controlled by, or is under common control with another person or entity. For purposes of this definition only, “control” means (a) to possess, directly or indirectly (through one or more intermediaries), the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such entity.
1.2           “Agreement” or “License Agreement” means this Agreement, including all Schedules attached to this Agreement.
1.3           “Annual Period” means a calendar year during the Term of the Agreement.
1.4           “Commercially Reasonable Efforts” means with respect to the commercialization of a Licensed Product, efforts that are consistent with those utilized by companies of size and type similar to LICENSEE (or, if applicable, a Sublicensee), for products with similar commercial potential at a similar stage, taking into consideration their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.
1.5           “DJ-1 Compounds” means those certain compounds provided by LICENSEE to Purdue University for testing, any patentable compounds that include one or more of such compounds that are derived from the DJ-1 Compound provided by LICENSEE to Dr. Rochet.
1.6           “Field of Use” means the diagnosis, prevention and treatment of disease.
1.7            “Indemnitees” means PRF, Purdue University, and their respective officers, directors, employees, and legal representatives.

Exhibit10.3, 1

1.8           “Invention” means any inventions solely conceived by Purdue University or PRF and all inventions jointly conceived by Purdue University or PRF and LICENSEE prior to the Effective Date and within the scope of the grants from the Michael J Fox Foundation (1) dated October 20, 2010 and with Project Title: Identification of small molecule stabilizers of DJ-1 biophysical and celluar validation; , and (2) dated August 2, 2013 and with Project Title: Determination of the 3D structure of biologically active small molecules in complex with DJ-1 using X-ray crystallography (collectively the “MJFF Agreements”), which inventions relate to the DJ-1 Compounds, and any other compounds or methods of use of such compounds, including methods of treatment of human disease, that arise from the use the Trade Secret.
1.9           “Licensed Product” means a product or service, the development, manufacture, use, or sale of which uses the Trade Secret.
1.10           “Licensed Territory” means worldwide.
1.11           “Payment Due Date” means 30 days from the Effective Date and thereafter shall mean 30 days following each anniversary of the Effective Date.
1.12           “Reporting Period” means annual periods ending December 31.
1.17           “Trade Secret” means that information generated at Purdue University by Dr. Rochet as generally described in Exhibit A and more particularly disclosed to LICENSEE by Dr. Rochet in document(s) dated December 4, 2012; February 14 and 16, 2013, and September 3.  For the avoidance of doubt, the Trade Secret excludes the DJ-1 Compounds.

ARTICLE 2                       GRANT OF LICENSE AND OPTION

2.1           Ownership.  The Parties acknowledge that LICENSEE owns the DJ-1 Compounds, PRF owns the Trade Secret, and that ownership of Inventions other than DJ-1 Compounds and the Trade Secret shall be governed in accordance with the United States patent laws of inventorship.
2.2           License. Subject to compliance with this Agreement, and subject to the reservation of rights stated below, PRF grants to LICENSEE (but not to Affiliates), and LICENSEE accepts:
2.1.1
an exclusive, non-transferable (except to the extent permitted herein) license to the Trade Secret solely in the Field of Use and the Licensed Territory to develop, manufacture, use, and/or sell Licensed Products; and

2.1.2	a worldwide, non-exclusive, fully paid-up transferable license under PRF’s rights in any Invention for the Term for research and development of DJ-1 Compounds only.
2.3           Option.  PRF hereby grants LICENSEE a first right during the Term of this Agreement or the third anniversary of the Effective Date, whichever is earlier, to negotiate an exclusive commercial license, with the right of sublicense, to the rights of PRF in any Invention on such commercially reasonable terms and conditions as the Parties may agree. LICENSEE shall be responsible for the preparation, filing, prosecution, issuance, maintenance and expense of all U.S. and foreign patent applications disclosing Inventions. LICENSEE shall advise PRF in writing within one hundred eighty (180) days of a determination of PRF’s inventive contribution to Inventions, whether or not LICENSEE wishes to negotiate a commercial license.
2.4           Right of Sublicense.  LICENSEE may sublicense the Trade Secret to its Affiliates without the prior consent of PRF.
2.5           No Implied License. The license and right granted in this Agreement shall not be construed to confer any license or rights upon LICENSEE by implication, estoppel, or otherwise to any intellectual property, research, development, data, results or  technology, including any patent, patent application, trademark, trademark application, copyright, trade secret, tangible research property or other proprietary right, in whole or in part, not specifically and expressly stated in this Agreement.  Any right not expressly granted to LICENSEE under this Agreement is expressly reserved by PRF.

Exhibit10.3, 2

2.6           Reservation of Rights. PRF retains on behalf of itself, Purdue University, and any research collaborators who are bound by confidentiality to practice under the Trade Secret on a royalty-free basis for research, scholarly use, and other similar uses, including without limitation sponsored research and collaborations (“Non-Commercial Uses”).

ARTICLE 3                      DILIGENCE AND COMMERCIALIZATION

3.1           Diligence and Development. LICENSEE has delivered to PRF prior to execution of this Agreement a development plan, in form and substance reasonably acceptable to PRF.  A true and complete copy of the development plan is attached hereto as Schedule B (“Development Plan”). The Development Plan sets forth the LICENSEE’s plan for research and development required in order to develop Licensed Product(s), and LICENSEE’s commercialization strategy regarding Licensed Product(s).
3.1.1           LICENSEE shall provide annual written reports during the Term to PRF on progress against the Development Plan, which reports shall contain only such level of detail reasonably necessary to communicate LICENSEE’s compliance with Section 3.2 and in no event shall such reports be required to exceed two (2) pages in length. The annual reports shall be due within thirty (30) days following following December 31st. The requirement for submission of a progress report under this Section 3.1.1 shall toll only during the period(s) in which sales of Licensed Products are made. Any information or reports provided under this Section shall be treated as Confidential Information subject to Article 7.
3.2           Performance According to Plans. LICENSEE shall use Commercially Reasonable Efforts to timely perform in accordance with the Development Plan.
3.3           Licensed Products to Market. LICENSEE shall use Commercially Reasonable Efforts to bring one or more Licensed Products to market as soon as practicable in accordance with the Development Plan.

ARTICLE 4                      CONSIDERATION FOR LICENSE

4.1           Annual License Fee. LICENSEE shall pay PRF a non-refundable license fee of $50,000 (“License Fee”), payable in five equal annual installments beginning on the first Payment Due Date. Said license fee shall not be credited toward any other obligation, now or in the future, of LICENSEE under this Agreement.

ARTICLE 5                      PAYMENTS AND REPORTS

5.1           Payments. As specified in Article 4, LICENSEE shall make all payments to PRF on or before the Payment Due Date at the address set forth in Article 12. If originating outside of the United States, payments shall be made by wire transfer to an account identified by PRF and LICENSEE shall absorb all fees or payments associated with such wire transfer.
5.2           Currency Conversion. All payments to be paid by LICENSEE hereunder shall be paid in U.S. Dollars. Gross Receipts shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of the applicable Reporting Period, as such rate is reported by the Wall Street Journal.  Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by LICENSEE.
5.3           Interest. Interest shall accrue on overdue payments required under this Agreement at the rate of one and a half percent (1.5%) per month, commencing on the thirtieth day after the Payment Due Date.
5.4           Payment Reports. For each Reporting Period, LICENSEE shall report to PRF the information specified in Schedule C.

Exhibit10.3, 3

ARTICLE 6                      (intentionally left blank)

ARTICLE 7                      CONFIDENTIALITY

7.1           Agreement Terms. Neither LICENSEE nor PRF shall for any reason or at any time either during or subsequent to the Term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information.
7.2           Trade Secret Protection. The Parties shall not during the Term of this Agreement, disclose to third parties any information pertaining to the Trade Secret except as permitted hereunder.  The Parties acknowledge that LICENSEE shall separately contract with Dr. Rochet in his personal capacity and Purdue University for their preservation of confidentiality of the Trade Secret.
7.2.1           The Parties agree to exercise industry standard practices to prevent access to the Trade Secret.
7.2.2           The Parties shall store the Trade Secret under security controls that are, at a minimum, the same as or equivalent to industry standard best security controls.
7.2.3           During the Termall Licensed Products on sale shall either (i) have a form that reliably and permanently conceals the Trade Secret or (ii) have a form that makes reverse engineering of the Trade Secret impossible or (iii) be distributed pursuant to an agreement that prohibits reverse engineering of the Trade Secret and specifies that PRF is a third-party beneficiary with right of enforcement of that prohibition and any associated legal remedies.
7.2.4           Each Party shall limit access to the Trade Secret on a need to know basis to employees, consultants and sublicensees of such Party who are contractually obligated to maintain the confidentiality of the Trade Secret .
7.2.5           Any confirmed event of unauthorized access to the Trade Secret shall be disclosed to PRF or LICENSEE, as the case may be, promptly upon discovery.  LICENSEE shall, at its sole expense, on behalf of itself and PRF, have the first right to vigorously pursue all reasonably available legal remedies in all effective jurisdictions (including but not limited to damages, injunctive relief and criminal arrest) for the termination of unauthorized access and the retrieval of any purloined Trade Secret.  PRF may in its discretion participate in those efforts, but shall not be obligated to do so.  All resulting damage recoveries by LICENSEE shall be retained by LICENSEE; provided, however, that should PRF participate in such efforts, all recoveries save those required to reimburse LICENSEE for its efforts shall be turned over to PRF. Should LICENSEE decline to pursue such legal remedies, PRF may assume full responsibility for such legal remedies and shall retain all damage recoveries, and LICENSEE shall fully cooperate with PRF at PRF’s expense.
7.2.6           PRF shall retain all legal rights and remedies against LICENSEE with respect to any unauthorized use of the Trade Secret.
7.2.7           Permitted Discosure of Trade Secret.  Notwithstanding anything to the contrary herein, LICENSEE shall have the right to disclose aspects of Trade Secret:
        7.2.7.1 with PRF’s prior written consent, such consent not to be unreasonably withheld, delayed beyond three (3) weeks, or conditioned, in a publication or presentation relating to the DJ-1 Compounds, Licensed Products or Inventions to the extent reasonably necessary to meet industry standards for such a publication or presentation;
7.2.7.2 without PRF’s prior written consent:
7.2.7.2.1 in a patent application or in prosecution of a patent application directed to the DJ-1 Compounds or Inventions to the extent reasonably necessary to meet the requirements for patentability, including the requirements set forth in 35 USC §§ 101, 102, 103 and 112;
7.2.7.2.2 to a regulatory agency in support of a clinical trial directed to a DJ-1 Compound; and
7.2.7.2.3                      as required by law.

Exhibit10.3, 4

ARTICLE 8                      DISPUTE RESOLUTION

8.1           Negotiation. If a dispute between the parties related to this Agreement arises, either party, by written notice to the other party detailing the points of dispute (“Dispute Notice”), may have the dispute referred to the parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within twenty (20) days from the date of the Dispute Notice. The designated officers are as follows:
For LICENSEE:                                CEO

For PRF:                                Vice President, OTC

8.2           Mediation. If the designated officers are not able to resolve the dispute within this twenty (20) day period, or any agreed extension, they shall confer in good faith with respect to the possibility of resolving the matter through mandatory mediation with a certified mediator in Indianapolis, Indiana under the Indiana Rules of Alternative Dispute Resolution, said mediation to be completed within sixty days of the date of the Dispute Notice. The parties shall participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator shall be shared equally by the parties.
8.3           Statute of Limitations; Admissibility of Evidence. The applicable statute(s) of limitation for claims pending between the Parties shall be tolled during dispute resolution procedures under this Agreement.   Federal Rule of Evidence 408, Indiana Rule of Evidence 408, and the Indiana Rules of Alternative Dispute Resolution shall apply by their terms to evidence generated in the course of the operation of this Article 8.

ARTICLE 9                      WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

9.1           Limited Warranty. Each Party warrants to the other that it is fully empowered to enter into this Agreement. PRF represents, in good faith and to the actual knowledge of its Office of Technology Commercialization, there are not, as of the Effective Date, any claims, demands, suits, or judgments against it that interfere with PRF’s performance of the license granted by PRF to LICENSEE under this Agreement.
9.2	Warranty by LICENSEE. LICENSEE represents and warrants that:
9.2.1           LICENSEE is a  corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. LICENSEE has all requisite corporate power and authority to own, operate, and lease its properties, to carry on its business as now being conducted and as contemplated by this Agreement, to enter into this Agreement, and to carry out the transactions contemplated hereby.  Specifically, LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the intellectual property licensed under this Agreement.
9.2.2           LICENSEE (and, to LICENSEE’s knowledge, none of LICENSEE’s personnel) is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, or, to LICENSEE’s knowledge, any rule or regulation which materially and adversely affects the operations, prospects, properties, assets, or condition (financial or otherwise) of LICENSEE.

Exhibit10.3, 5

9.3           Warranty by PRF.  PRF represents and warrants that

9.3.1	To the best of PRF’s knowledge, no financial or other assistance was provided by the United States government in the development of the Trade Secret;
9.3.2
 prior to the Effective Date, PRF has exercised industry standard practices to prevent access to the Trade Secret by third parties without previous access to the Trade Secret except those third parties that are unde contractual obligations of confidentiality no less restrictive than those herein. The Michael J Fox Foundation is specifically excluded from the above due to it having certain rights to the data and Trade Secret per the terms of the MJFF Agreements;

9.3.2
there are no aspects of the Trade Secret that have been disclosed by PRF except under contractual obligations of confidentiality no less restrictive than those herein with the exception of the Michael J Fox Foundation that has certain rights to the data per the terms of the MJFF Agreements;

9.4           Exclusion of Warranties. PRF  makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Trade Secret or Licensed Products or that the Trade Secret or Licensed Products may be exploited by LICENSEE without infringing any rights of any other party. PRF makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Trade Secret.  PRF  does not warrant that any product or service that uses the Trade Secret will meet LICENSEE’S or any of LICENSEE’S customer’s specific requirements. ACCORDINGLY, THE INTELLECTUAL PROPERTY LICENSED HEREUNDER IS PROVIDED “AS IS.” Other than as expressly stated in this Agreement, PRF MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED HEREUNDER AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, TRADE, USEAGE, OR COMMERCIAL APPLICATION OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER.

ARTICLE 10                                DAMAGES, INDEMNIFICATION, AND INSURANCE

10.1           No Liability. PRF shall not be liable to LICENSEE or their respective customers and related parties, for any special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, distribution, sale, use or other application of any Licensed Product developed, manufactured, tested, designed, sublicensed, or sold pursuant to this Agreement.
10.2           Indemnification. LICENSEE shall defend, indemnify and hold Indemitees harmless from any and all third party product liability claims, demands, actions and causes of action, arising in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of the use, exploitation, distribution, or sale of Licensed Product(s). This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by Indemnitees in connection with the defense of any and all such claims, demands, actions, or causes of action.
10.3           Insurance. Prior to each clinical trial for a Licensed Product and for the duration of any market availability of a Licensed Product during the Term, LICENSEE shall supply PRF with a certificate of insurance confirming coverage as follows: Not less than Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate for comprehensive general liability, including an endorsement for product liability claims arising from Licensed Products.  LICENSEE shall supply PRF with a certificate of insurance confirming coverage in an amount reasonable and consistent with industry norms for the relevant clinical trial.

Exhibit10.3, 6

10.4           Notice of Claims. LICENSEE shall promptly notify PRF of all claims involving the Indemnitees and will provide information requested by PRF for evaluation of each such claim.

ARTICLE 11                                TERM AND TERMINATION

11.1           Term. Unless extended in writing by mutual agreement of the Parties, this Agreement will terminate five (5) years from the Effective Date or as earlier terminated pursuant to Article 11. (“Term”), following which the Parties and their affiliates shall be free to publish and otherwise employ the Trade Secret without limitation.
11.2	Termination by PRF.
11.2.1           Failure to Pay.  In the event of a failure by LICENSEE to pay PRF any sum due and payable under this Agreement, and failure of LICENSEE to cure the nonpayment default within thirty (30) business days of LICENSEE’s receipt of PRF’s written notice thereof, PRF may terminate this Agreement and the license granted hereunder, effective as of the date of PRF’s issuance of written notice confirming LICENSEE’s failure to cure.
11.2.2           Other Breach. In the event of any default or material breach of this Agreement by LICENSEE other than for nonpayment, PRF may terminate this Agreement and the license granted hereunder after serving LICENSEE with written notice of the default or material breach.  If LICENSEE fails to cure the default or breach  within sixty (60) days of receipt of PRF’s written notice thereof, the termination becomes automatically effective at the conclusion of the sixty-day period; provided, however, if any default or breach cannot be cured by the exercise of due diligence within sixty (60) days, then the time for cure may be extended, in PRF’s sole discretion, for the time reasonably necessary to effect the cure (the extension not to exceed forty-five (45) days), provided that LICENSEE promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the default or breach.
11.3           Termination by LICENSEE.
11.3.1           Provided that LICENSEE has paid in full the first installment of the License Fee and has not made any public disclosure of the Trade Secret, except as permitted under Section 7.2.7, LICENSEE may terminate this Agreement without cause upon written notice delivered to PRF not less four (4) months prior to the date on which LICENSEE intends for the termination to be effective.  Filing by LICENSEE of a bankruptcy petition or commencement of liquidation, dissolution, or wind-up proceedings under applicable state law shall constitute written notice to PRF that LICENSEE has terminated its license under this Agreement, effective immediately prior to executing said petition or commencing said proceedings. In the event of termination by LICENSEE under this Section 13.3.  Following termination, LICENSEE shall refrain from any possession or use of the Trade Secret and shall destroy and or return all evidence and materials related to the Trade Secret.
11.4           Failure to Enforce. The failure of PRF at any time, or for any period of time, to enforce any provision of this Agreement shall not be construed as a waiver of such provision or as a waiver of the right of PRF thereafter to enforce each and every provision of this Agreement.
11.5           Rightful Loss of Secrecy.  This Agreement shall automatically terminate with no further obligations for or liabilities on the part of either Party in the event all aspects of the Trade Secret are no longer secret due to events that do not amount to a breach of this Agreement by LICENSEE.
11.6           Survival. Expiration or termination of this Agreement does not relieve either party of any obligation which arises before expiration or termination, including without limitation obligations for payment and reporting; provided, however that LICENSEE shall be relieved of any obligation to pay any portion of the License Fee remaining after such termination date.

Exhibit10.3, 7

ARTICLE 12                                NOTICES

Except as otherwise provided herein, all notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to PRF:                               Purdue Research Foundation
Office of Technology Commercialization
1281 Win Hentschel Blvd
West Lafayette, IN 47906
Facsimile: (765) 496-1277
ATTN: Assistant VP, and Director OTC

If to LICENSEE:
Cantabio Pharmaceuticals, Inc.
1250 Oakmead Pkwy
Sunnyvale, CA 94085
Fax: (408) 501-8808
Attn: CEO and COO

Billing and Invoicing:
Cantabio Pharmaceuticals, Inc.
1250 Oakmead Pkwy
Sunnyvale, CA 94085
Fax: (408) 501-8808
Attn: CFO
Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

Exhibit10.3, 8

ARTICLE 13                                MISCELLANEOUS

13.1           Export Controls. LICENSEE acknowledges that PRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that PRF’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. PRF neither represents that an export license shall not be required nor that, if required, such export license shall issue.
13.2           Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, production, use, sale, or distribution of Licensed Products. LICENSEE shall not take any action which would expose PRF or Purdue University to violation of any law and regulation.
13.3           Independent Contractor. LICENSEE’s relationship to PRF shall be that of a licensee only. LICENSEE is not be an agent of PRF and shall have no authority to act for or on behalf of PRF in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of PRF.
13.4           Use of Names. Each party shall obtain the written approval of the other party prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, LICENSEE and PRF each may publicize the existence of this Agreement, but may not publize its terms and conditions of this Agreement without the other party’s consent, except as required by law.
13.5           Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Indiana, U.S.A.
13.6           Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of Delaware (without regard to conflict of law rules) and the United States of America.
13.7           Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.
13.8           Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of Nature, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, or sabotage.
13.9           Assignment. This Agreement and the license granted hereunder may not be assigned by LICENSEE except upon the prior written consent of PRF, which consent may be withheld or conditioned by PRF as necessary to prevent prejudice to its interests and entitlements hereunder.  Notwithstanding the foregoing, LICENSEE may without prior written consent assign this Agreement and its rights thereunder to an Affiliate or to a third party in connection with the transfer or sale of all or substantially all of its business related to the subject matter of this Agreement, or in the event of a change in control, merger, acquisition, consolidation or similar transaction.  This Agreement shall be binding upon and inure to the benefit of PRF and LICENSEE and their respective successors and permitted assigns.  Any purported assignment or transfer in violation of this Section shall be void.
13.10           Modification. This Agreement shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto.

IN WITNESS WHEREOF, PRF and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

Exhibit10.3, 9

PURDUE RESEARCH FOUNDATION

Emily Najem

Corporate Counsel

CANTABIO PHARMACEUTICALS INC.

Name:           Thomas Sawyer

Title:           COO

Exhibit10.3, 10

ACKNOWLEDGMENT BY PURDUE’S RESEARCHER:

By my signature below, I affirm that I have read and understand the obligations of this Agreement. I will abide by this Agreement, specifically all Confidentiality requirements, and will require those to whom I provide access to Confidential Information to abide.

By: _________________________________
(Signature)

Name: _______________________________

Title: ________________________________

Date: ________________________________

Exhibit10.3, 11

Schedule A:  Trade Secret

1)      Binding of compounds to DJ-1 assessed by isothermal titration calorimetry
2)      Ability of hit compounds to exhibit neuroprotective effect in a cellular model of Parkinson’s Disease.
a.       Ability of hit compounds to rescue mitochondrial membrane potential in an oxidative stress assay measuring using SH-SY5Y cells treated with rotenone
b.      The ability of hit compounds to rescue rat primary midbrain dopaminergic neurons from oxidative stress elicited by Parkinson’s Disease-related insult by paraquat
c.       Control tests of compounds for antioxidant activity using an in vitro peroxide assay
d.      The ability of hit compounds to suppress neurotoxicity induced by a Parkinson’s Disease-linked mutant α-Synuclein in a primary mid-brain culture model
3)      Assessing protection by DJ-1 in rat primary midbrain using Tat-DJ-1
a.       Validation of His(tag)-Tat-DJ-1 in neuronal model
b.      Effect of Tat-DJ-1 on a-syn toxicity
c.       Effect of Tat-DJ-1 on paraquat toxicity

Exhibit10.3, 12

Schedule B:  Development Plan

Research background and Development Plan for novel small molecules targeting DJ-1 protein as a therapeutic approach for Parkinson’s disease and other related neurodegenerative diseases

The research collaboration between CANTABIO PHARMACEUTICALS INC. (CANTABIO) and Dr. Rochet (Purdue University) aims to identify novel and therapeutically functional small molecules targeting the DJ-1 protein. One of the fundamental aims of the research is to uncover the biologically relevant mechanism of action of these novel small molecules in modulating DJ-1 activity and its relevance to neurodegenerative diseases, particularly to Parkinson’s disease (PD).

Research History and Background

In this section, the history of the collaboration between CANTABIO PHARMACEUTICALS INC. (CANTABIO) and Dr. Rochet’s laboratory is described.

1.
In 2009, Dr. Toth (CANTABIO) approached Dr. Rochet and proposed that they work together on targeting DJ-1 by small molecules.  Dr. Toth proposed the vision for a collaboration, which included a specific high throughput screen using chemical microarray technology (HTS), owned and executed by Graffinity Pharmaceuticals, and in vitro and cellular studies as follow up experiments to the HTS.   Dr. Rochet supported the proposal and it was decided that the project is initiated.

2.	In 2009 and 2010 HTS was done on DJ1 by Graffinity Pharmaceuticals. The screen was organized, managed, and lead and financed by CANTABIO. Dr. Rochet provided the DJ1 protein for the HTS screen.

3.
In 2010, Dr. Toth led the generation of a M. J. Fox Rapid Response grant proposal titled “Identification of Small-molecule Stabilizers of DJ-1: Biophysical and Cellular Validation”, which was supported by Dr. Rochet.   This grant from M. J. Fox Foundation was granted.  Dr. Toth was the PI and Dr. Rochet was the co-PI.  Dr. Rochet received $10,000 for cellular studies, while CANTABIO received $65,000 for compound synthesis, biophysical and in vitro studies.  Dr. Toth outlined and lead synthesis, biophysical and in vitro studies, while Dr. Rochet outlined and lead cellular studies.  From the HTS and these and further limited extended studies based on this grant in the next three years the IP around DJ-1 binding compounds was generated.

4.
In 2013, Dr. Toth led the generation of a M. J. Fox Rapid Response grant proposal titled “Determination of the 3D Structure of Biologically Active Small Molecules in Complex with DJ-1”, which was supported by Dr. Rochet. This grant from M. J. Fox Foundation was granted.  This grant from M. J. Fox Foundation was granted.  Dr. Toth was the PI and Dr. Rochet was the co-PI.  Dr. Rochet received $5,000 for generating DJ-1 protein for these studies, while CANTABIO received $70,000 for compound synthesis, biophysical studies and X-ray crystallography studies.  Dr. Toth outlined and lead synthesis, biophysical and X-ray studies, while Dr. Rochet lead the generation of DJ-1 protein. These studies have been finished, however no 3D structure of DJ-1 – compound complexes were successfully generated by X-ray crystallography.

Exhibit10.3, 13

Future planned research

In order that the intellectual property covering the discovered novel small molecules targeting DJ-1 can be commercialized, further research will be needed to be pursued by CANTABIO, such as the mechanism of action of these compounds in vitro and in vivo and their efficacy in in vivo models of PD.  Importantly, the small molecule hits will need to be chemically optimized for their potency/efficacy and in vivo pharmacokinetic and CNS drug-like properties.  CANTABIO will pursue these research steps in the future to develop a strong commercial opportunity.

Development Plan for DJ-1 targeting compounds as a therapeutic candidate for PD and other diseases

CANTABIO aims to follow the business path described below to commercialize the intellectual property covering the discovered novel small molecules targeting DJ-1.  (This intellectual property will be referred to as IP below):

Commercialization path: CANTABIO pursues further research on the DJ-1 targeting compounds, such as hit optimization, lead identification, lead optimization and pre-clinical development for Parkinson’s disease and/or other related neurodegenerative diseases such as Alzheimer’s, Huntington’s or Amyotrophic lateral sclerosis.   At the end of preclinical trials or before IND submission, and before entering Phase 1. clinical trials, CANTABIO will either exclusively license the intellectual property through an alliance with a larger pharmaceutical company or collaborate and co-fund and co-run the clinical trials.

Schedule C:  Report Requirements

(1)           Enclose current certificate of insurance (Article 10).

(2)	State number of full-time equivalents (FTEs) employed or otherwise actively implementing the Development Plan.

Exhibit 10.3, 14